Exhibit 14.1

                                 Code of Ethics
                       For the Principal Executive Officer
                          And Senior Financial Officers
                                       of

                                   AVEROX INC.

Averox Inc. (the "Company") is committed to conducting its business in compliance with all the applicable laws and regulations of the countries in which it operates and in accordance with high standards of business conduct. The Company strives to maintain the highest standard of accuracy, completeness and disclosure in its financial dealings, records and reports. These standards serve as the basis for managing the Company's business, for meeting the Company's duties to its shareholders and for maintaining compliance with financial reporting requirements. All of the Company's senior financial officers must agree to comply with the following principles, and the Chief Executive Officer, in his or her capacity as the Company's principal executive officer, to whom all senior financial officers ultimately report, will promote and support this Code of Ethics, and, to the extent consistent with his or her duties and responsibilities, comply with the following principles. The Company's principal executive officer and senior financial officers must execute the following certification.

The principal executive officer and each senior financial officer of the Company will adhere to and advocate the following principals and responsibilities governing his or her professional and ethical conduct, each to the best of his or her knowledge and ability:

1. Act with honesty and integrity and in an ethical manner, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. Promptly disclose to the Company, through the Chief Financial Officer or Audit Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors), any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest between personal and professional relationships.

3. Provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

4. Comply with rules and regulations of federal, state, provincial and local governments and other appropriate and private and public regulatory agencies.

5. Act in good faith, responsibility, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

6. Use good business judgment in the processing and recording of all financial transactions.

7. Respect the confidentiality of information acquired in the course of the Company's business, except when authorized or otherwise legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.

8. Share knowledge and maintain skills important and relevant to his or her constituents' needs.

9. Promote ethical behavior among constituents in the work environment.

10. Achieve responsible use of and control over all assets and resources employed or entrusted to him or her.

11. Comply with generally accepted accounting standards and practices, rules, regulations and controls.

12. Ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.


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13. Maintain books and records that fairly and accurately reflect the Company's business transactions.

14. Sign only those documents that he or she believes to accurate and truthful.

15. Devise, implement and maintain sufficient internal controls to assure that financial record keeping objectives are met.

16. Prohibit the establishment of any undisclosed or unrecorded funds or assets for any purpose and provide for the proper and prompt recording of all disbursements of funds and all receipts.

17. Not knowingly be a party to any illegal activity or engage in acts that are discreditable to his or her profession or the Company.

18. Respect and contribute to the legitimate and ethical objects of the Company.

19. Engage in only those services for which he or she has the necessary knowledge, skill and expertise.

20. Not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or wire communications.

21. Report to the Company, through the Chief Financial Officer or Audit Committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) any situation where the Code of Ethics, the Company's standards or the laws are being violated.

Those required to comply with this Code of Ethics understand that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviations therefrom or violations thereof will result in serious consequences, which may include, but may not be limited to, serious reprimand, dismissal or other legal actions.

I acknowledge that it is my responsibility to report to the Company any situation where the Company's standards or the laws are being violated. I further acknowledge that failure to comply with this Code of Ethics will not be tolerated by the Company and that deviation therefrom or violations thereof will result in serious reprimand by the Company, including but not limited to immediate dismissal.


                                                         /s/ Salman Mahmood
                                                         Salman Mahmood
                                                         Chief Executive Officer
                                                         October 13, 2008


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